[EXHIBIT (a)(2)]
FORM OF ELECTION TO PARTICIPATE
[IXIA LOGO]
OPTION EXCHANGE PROGRAM
ELECTION TO PARTICIPATE
PARTICIPATION INSTRUCTIONS:
If you wish to participate in the option exchange program, then on the accompanying personalized signature page: (1) SELECT THE GRANTS OF OPTIONS YOU ELECT TO EXCHANGE, (2) SIGN THE FORM, and (3) DELIVER IT TO THE IXIA STOCK ADMINISTRATOR in person, via interoffice mail, by fax to (818) 444-3100, by e-mail (via PDF or similar imaged document file) to kflesher@ixiacom.com or by mail to Ixia, 26601 West Agoura Road, Calabasas, California 91302, Attn: Karolyn Flesher, Ixia Stock Plan Administrator, as soon as possible, but in any event, before 9:00 p.m., Pacific Time, on August 5, 2008.
YOU WILL RECEIVE A CONFIRMATION OF RECEIPT BY EMAIL FROM THE IXIA STOCK PLAN ADMINISTRATOR PROMPTLY AFTER RECEIPT OF YOUR ELECTION TO PARTICIPATE
ELECTION TO PARTICIPATE:
I am an employee of Ixia or one of its subsidiaries and believe I am eligible to participate in the option exchange program. I have received the offer to exchange. I may exchange any outstanding unexercised options (the “old options”) granted under the Ixia Amended and Restated 1997 Equity Incentive Plan (the “1997 Plan”) that have an exercise price per share above $9.00 for new options (the “new options”) for fewer shares to be granted under the Ixia 2008 Equity Incentive Plan, as amended (the “2008 Plan”) on the date that Ixia cancels the old options accepted for exchange (the “new grant date”), PROVIDED THAT I AM STILL ACTIVELY EMPLOYED BY IXIA OR ONE OF ITS SUBSIDIARIES ON THAT DATE. FOR PURPOSES OF THIS OPTION EXCHANGE PROGRAM, ACTIVE EMPLOYMENT SHALL NOT INCLUDE ANY PERIOD OF GARDEN LEAVE OR NOTICE PERIODS REQUIRED BY LAW OR BY CONTRACT. I understand that I cannot elect to cancel and exchange only a portion of any outstanding particular unexercised option grant. The number of shares subject to my new options will depend on the exercise price of the old options I elected to cancel under the option exchange program, as well as the stock price of Ixia’s Common Stock on the last trading date immediately prior to the new grant date (the last trading day is referred to as the “determination date”). The ratio of the number of shares underlying a new option to the number of shares underlying an old option that is surrendered for cancellation is referred to as the “exchange ratio.” The exchange ratios set out below demonstrate the range of exchange ratios that will be used:

Old Option	Exchange Ratio (New to Cancelled)(2)
Exercise	Ixia Closing Sales Price on Determination Date:
Price(1)	<$8.33	$8.34-9.99	$10.00-11.66	$11.67-13.33	>$13.34

$ 9.01-9.99	0.88 for 1	0.94 for 1	N/A	N/A	N/A
10.00-11.99	0.80 for 1	0.86 for 1	0.94 for 1	0.94 for 1	N/A
12.00-13.99	0.64 for 1	0.68 for 1	0.80 for 1	0.94 for 1	0.94 for 1
14.00-15.99	0.48 for 1	0.51 for 1	0.60 for 1	0.72 for 1	0.90 for 1
16.00-17.99	0.32 for 1	0.34 for 1	0.40 for 1	0.48 for 1	0.60 for 1
18.00-19.99	0.28 for 1	0.29 for 1	0.30 for 1	0.39 for 1	0.46 for 1
20.00-21.49	0.24 for 1	0.26 for 1	0.29 for 1	0.32 for 1	0.38 for 1
21.50-above	0.22 for 1	0.23 for 1	0.26 for 1	0.29 for 1	0.33 for 1

(1)	The stated exchange ratio will apply for all exercise prices for old options within the applicable price range (if, for example, the exercise price for an eligible old option is $10.50 and the closing sales price on the determination date is $8.00, then the exchange ratio will be 0.80 for 1 (in other words, an optionee would receive a new option for 0.80 of a share of Common Stock for each share of Common Stock underlying an old option that is surrendered for exchange).

(2)	If application of the applicable exchange ratio to particular new options to be issued in exchange for old options surrendered results in a fractional share, the number of shares underlying the new options will be rounded down to the nearest whole share on a grant-by-grant basis. No consideration will be paid for the fractional shares.
The exercise price of the new options will be equal to the closing sales price of our Common Stock as reported on the Nasdaq Global Select Market on the new grant date.
The terms and conditions of the new options will be substantially the same as the old options, except that the new options will be granted under our 2008 Equity Incentive Plan and will have a new exercise price, vesting schedule and term. The new options will be completely unvested at the time of grant regardless of whether the old options were partially or completely vested. The new options will have vesting schedules that depend on the grant date of the old options as shown below:

If the old option was:	Then the new option will vest:
• Granted three or more years prior to the new grant date	In four equal quarterly installments, with the first quarterly installment vesting on the last day of the first full calendar quarter after the new grant date. For these purposes, “quarterly” refers to a period of approximately three months commencing on January 1, April 1, July 1 and October 1 of any calendar year.

• Granted two or more years but less than three years prior to the new grant date	In eight quarterly installments, with the first quarterly installment vesting on the last day of the first full calendar quarter after the new grant date.

If the old option was:	Then the new option will vest:
• Granted one year or more but less than two years prior to the new grant date	In 12 quarterly installments, with the first quarterly installment vesting on the last day of the first full calendar quarter after the new grant date.

• Granted less than one year prior to the new grant date	In 16 quarterly installments, with the first quarterly installment vesting on the last day of the first full calendar quarter after the new grant date.
Each new option will have a term (an expiration date) that extends two years after the last vesting date of the new option, subject to earlier expiration of the new option upon termination of active employment.
The new options will be nonstatutory stock options and not incentive stock options, regardless of whether the old options are incentive stock options or nonstatutory stock options.
Under certain circumstances stated in the offer to exchange, Ixia may terminate or amend the option exchange program and postpone its acceptance and cancellation of any old options elected for exchange. In such event, I understand that the old options delivered with this Election to Participate but not accepted for exchange will be returned to me.
If I am currently considered an “at-will” employee, this offer does not change that status, and my employment may be terminated by Ixia or by me at any time, including before the offer expires, for any reason, with or without cause. If my employment with Ixia or one of its subsidiaries is terminated by Ixia or me voluntarily, involuntarily, or for any reason or no reason, before my new options are granted, I will not have a right to the grant of the new options that I would have been eligible to receive on the new grant date had my employment not terminated. In such event, my tender will automatically be deemed withdrawn and I will not participate in the option exchange program. I will retain my old options in accordance with their current terms and conditions, and I may exercise them during a limited period of time following my termination of employment in accordance with their terms to the extent that they are vested. In the event of a change of control of Ixia occurring before the new grant date, it is possible that I will not receive new options, securities of the surviving corporation or other consideration in exchange for my cancelled options.
ADDITIONAL TERMS FOR EMPLOYEES WHO RESIDE OUTSIDE THE UNITED STATES:
DATA PRIVACY. I HEREBY EXPLICITLY AND UNAMBIGUOUSLY CONSENT TO THE COLLECTION, USE AND TRANSFER, IN ELECTRONIC OR OTHER FORM, OF MY PERSONAL DATA BY AND AMONG, AS APPLICABLE, IXIA AND ITS SUBSIDIARIES FOR THE EXCLUSIVE PURPOSE OF IMPLEMENTING, ADMINISTERING AND MANAGING MY PARTICIPATION IN THE OPTION EXCHANGE PROGRAM AND THE GRANT OF MY NEW OPTIONS.

I UNDERSTAND THAT IXIA OR ITS SUBSIDIARIES HOLD CERTAIN PERSONAL INFORMATION ABOUT ME, INCLUDING, BUT NOT LIMITED TO, MY NAME, HOME ADDRESS AND TELEPHONE NUMBER, DATE OF BIRTH, SOCIAL INSURANCE NUMBER OR OTHER IDENTIFICATION NUMBER, SALARY, NATIONALITY, CURRENT OR FORMER JOB TITLE, ANY SHARES OF STOCK OR DIRECTORSHIPS HELD IN IXIA, DETAILS OF ALL OPTIONS OR ANY OTHER ENTITLEMENT TO SHARES OF STOCK AWARDED, CANCELLED, EXERCISED, VESTED, UNVESTED OR OUTSTANDING IN MY FAVOR, FOR THE PURPOSE OF IMPLEMENTING, ADMINISTERING AND MANAGING MY PARTICIPATION IN THE OPTION EXCHANGE PROGRAM AND THE GRANT OF MY NEW OPTIONS (“DATA”). I UNDERSTAND THAT DATA MAY BE TRANSFERRED TO THIRD PARTIES ASSISTING IN THE IMPLEMENTATION, ADMINISTRATION AND MANAGEMENT OF THE OPTION EXCHANGE PROGRAM AND THE GRANT OF MY NEW OPTIONS, THAT THESE RECIPIENTS MAY BE LOCATED IN MY COUNTRY OR ELSEWHERE, AND THAT THE RECIPIENT’S COUNTRY MAY HAVE DIFFERENT DATA PRIVACY LAWS AND PROTECTIONS THAN MY COUNTRY. I UNDERSTAND THAT I MAY REQUEST A LIST WITH THE NAMES AND ADDRESSES OF ANY POTENTIAL RECIPIENTS OF THE DATA BY CONTACTING AN IXIA LOCAL HUMAN RESOURCES REPRESENTATIVE. I AUTHORIZE THE RECIPIENTS TO RECEIVE, POSSESS, USE, RETAIN AND TRANSFER THE DATA, IN ELECTRONIC OR OTHER FORM, FOR THE PURPOSES OF IMPLEMENTING, ADMINISTERING AND MANAGING MY PARTICIPATION IN THE OPTION EXCHANGE PROGRAM AND THE GRANT OF MY NEW OPTIONS, INCLUDING ANY REQUISITE TRANSFER OF SUCH DATA AS MAY BE REQUIRED TO A BROKER OR OTHER THIRD PARTY WITH WHOM I DEPOSIT SHARES OF STOCK, IF ANY, ACQUIRED UPON EXERCISE OF THE NEW OPTIONS. I UNDERSTAND THAT DATA WILL BE HELD ONLY AS LONG AS IS NECESSARY TO IMPLEMENT, ADMINISTER AND MANAGE MY PARTICIPATION IN THE OPTION EXCHANGE PROGRAM AND THE GRANT OF MY NEW OPTIONS. I UNDERSTAND THAT I MAY, AT ANY TIME, VIEW DATA, REQUEST ADDITIONAL INFORMATION ABOUT THE STORAGE AND PROCESSING OF DATA, REQUIRE ANY NECESSARY AMENDMENTS TO DATA OR REFUSE OR WITHDRAW THE CONSENTS HEREIN, IN ANY CASE WITHOUT COST, BY CONTACTING IN WRITING AN IXIA LOCAL HUMAN RESOURCES REPRESENTATIVE. I UNDERSTAND, HOWEVER, THAT REFUSING OR WITHDRAWING MY CONSENT MAY AFFECT MY ABILITY TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM AND TO RECEIVE A GRANT OF NEW OPTIONS. FOR MORE INFORMATION ON THE CONSEQUENCES OF MY REFUSAL TO CONSENT OR WITHDRAWAL OF CONSENT, I UNDERSTAND THAT I MAY CONTACT AN IXIA LOCAL HUMAN RESOURCES REPRESENTATIVE.

Acknowledgement and Waiver. By accepting the offer to exchange and electing to participate in the option exchange program, I acknowledge that: (1) my acceptance of the offer to exchange is voluntary; (2) my acceptance of the offer to exchange and the grant of new options shall not create a right to further employment with my employer and shall not interfere with the ability of my employer to terminate my employment relationship at any time with or without cause; (3) my acceptance of the offer to exchange and the grant of new options do not create any contractual or other rights to receive future options or benefits in lieu of future options; (4) the 1997 Plan and 2008 Plan are established voluntarily by Ixia and are discretionary in nature and may be modified, amended, suspended or terminated by Ixia at any time, unless otherwise provided in the 1997 Plan, the 2008 Plan or any applicable stock option agreement; (5) my right to participate in the offer to exchange is an extraordinary item offered by Ixia that does not constitute compensation of any kind for services of any kind rendered to Ixia or any subsidiary, and which is outside the scope of my employment contract, if any; (6) no claim or entitlement to compensation or damages arises from the termination of the cancelled old options or diminution in value of the new options or the underlying shares, and I irrevocably release Ixia or any subsidiary from any such claim that may arise; if notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Election to Participate, I shall be deemed irrevocably to have waived my entitlement to pursue such claim; (7) the future value of Ixia’s shares is uncertain and cannot be predicted with certainty; (8) if the underlying shares do not increase in value, my new options will have no value; (9) the offer to exchange, the cancelled old options and the new options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, or end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way, to past services for Ixia or any subsidiary; (10) Ixia is not providing any tax, legal or financial advice, nor is Ixia making any recommendations regarding my participation in the offer to exchange or my acquisition of the underlying shares of Common Stock; and (11) I am hereby advised to consult with my own personal tax, legal and financial advisors regarding my participation in the offer to exchange before taking any action related to such offer.
Governing Law and Documents. This offer to exchange and the grant of new options are governed by, and subject to, United States federal and California state law, and to the requirements of the U.S. Securities and Exchange Commission as well as the terms and conditions set forth in this offer to exchange.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

OPTION EXCHANGE PROGRAM	IXIA
OPTION STATUS	26601 WEST AGOURA ROAD
AS OF JULY 8, 2008	CALABASAS, CALIFORNIA 91302
NAME:
EMPLOYEE ID NO.
☐	I ELECT TO TENDER FOR EXCHANGE EACH OF THE OPTIONS CHECKED BELOW WHICH WERE GRANTED TO ME UNDER THE IXIA AMENDED AND RESTATED 1997 EQUITY INCENTIVE PLAN (AND ON ANY ADDITIONAL SHEETS WHICH I HAVE ATTACHED TO THIS FORM), (PLEASE CHECK ONLY THE OPTION GRANTS THAT YOU ELECT TO EXCHANGE AND CANCEL):

# OF
			# OF	UNVESTED
	OPTION		VESTED OPTIONS	OPTIONS	EXERCISE
	GRANT	TYPE*	OUTSTANDING	OUTSTANDING	PRICE
☐
☐
☐
☐
☐
☐
☐
☐

*	NQ refers to a nonstatutory stock option and ISO refers to an incentive stock option.
The selected options will become null and void on the date Ixia accepts my options for exchange.
This election is entirely voluntary.
☐ I decline to participate in the option exchange program
PLEASE RETURN YOUR SIGNED FORM TO THE IXIA STOCK PLAN ADMINISTRATOR NO LATER THAN 9:00 P.M., PACIFIC TIME, ON AUGUST 5, 2008.
I have received the offer to exchange documents and the Election to Participate.
THIS ELECTION TO PARTICIPATE CANNOT BE REVOKED AFTER 9:00 P.M., PACIFIC TIME, ON AUGUST 5, 2008.

	,	2008

DATE			SIGNATURE